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                                                                Exhibit   (d)(9)



                      CONSENT TO ASSIGNMENT AND ASSUMPTION


1. First Hawaiian Bank ("Assignor") hereby notifies Wellington Management Company, LLP ("WMC") that it intends to assign all of its rights and delegate all of its obligations under the Sub-Advisory Agreement between WMC and the Assignor, dated March 31, 1999 (the "Sub-Advisory Agreement"), to Bishop Street Capital Management ("Assignee"), no later than February 22, 2000, in connection with the transition of Assignor's fund advisory business to Assignee;


2. The "assignment" discussed in this Consent does not constitute an assignment as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940. The assignment discussed herein falls under the exception contained in Rule 2a-6 under the 1940 Act because there has been no change of actual control or management within the meaning of Rule 2a-6 under the 1940 Act;

3. WMC releases Assignor from its rights and obligations under the Sub-Advisory Agreement on or after the date the Assignment and Assumption Agreement is executed and any liability or responsibility for (i) breach of the Sub-Advisory Agreement by Assignee, or (ii) demands and claims made against WMC for damages, losses or expenses incurred by WMC on or after the date of the Assignment and Assumption Agreement, unless such demands, claims, losses, damages or expenses arose out of or resulted from an act or omission of Assignor prior to the date of the Assignment and Assumption Agreement.

4. This consent is not a waiver or estoppel with respect to any rights WMC may have by reason of the past performance or failure to perform by Assignor.

5. This consent is conditioned upon the execution of an Assignment and Assumption Agreement between Assignor and Assignee that requires Assignee (i) to assume all rights and obligations of Assignor under the Sub-Advisory Agreement, and (ii) to be liable to WMC for any default or breach of the Sub-Advisory Agreement to the extent the default or breach occurs on or after the date of execution of the Assignment and Assumption Agreement.

6. Except as provided herein, neither this consent nor the Assignment and Assumption Agreement shall alter or modify the terms or conditions of the Sub-Advisory Agreement.


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Wellington Management Company, LLP       First Hawaiian Bank

By:   /s/ John Gooch                      By: /s/ Robert A. Alm
      ------------------------------        --------------------------------

Title: Senior Vice President             Title: Executive Vice President
      ------------------------------        --------------------------------

Date:  March 6, 2000                     Date: March 6, 2000
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